Exhibit 10.26
AMENDMENT TO EMPLOYMENT AGREEMENT
This AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) modifies certain terms and conditions of the Employment Agreement effective February 23, 2014, between Timothy Noel and United HealthCare Services, Inc. (“UnitedHealth Group”). Accordingly, the Employment Agreement is amended effective January 22, 2025 (“Amendment Effective Date”) as follows:
Section 1.B is deleted and replaced with the following:
Executive will be employed as Chief Executive Officer, UnitedHealthcare. Executive will perform such duties, and exercise such supervision and control, as are commonly associated with Executive’s position, as well as perform such other duties as are reasonably assigned to Executive. Executive will devote substantially all of Executive’s business time and energy to Executive’s duties. Executive will maintain operations in Executive’s area of responsibility and make every reasonable effort to ensure that the employees within that area of responsibility act in compliance with applicable law and UnitedHealth Group’s Code of Conduct, as amended from time to time. Executive is subject to all of UnitedHealth Group’s employment policies and procedures (except as specifically superseded by this Agreement).
Section 2.A is deleted and replaced with the following:
Base Salary. Executive’s annual base salary will be $1,000,000, less applicable withholdings and deductions, payable according to UnitedHealth Group’s regular payroll schedule. Periodic adjustments to Executive’s base salary may be made in UnitedHealth Group’s sole discretion.
Section 2.B is deleted and replaced with the following:
Incentive Compensation. Executive will be eligible to participate in UnitedHealth Group’s incentive compensation plans in UnitedHealth Group’s discretion and in accordance with the plans’ terms and conditions. Executive’s initial target bonus potential will be 200% of annual base salary, subject to periodic adjustments in UnitedHealth Group’s discretion.
Section 2.C is deleted and replaced with the following:
Employee Benefits. Executive will be eligible to participate in UnitedHealth Group’s employee welfare, retirement, and stock incentive plans on the same basis as other similarly situated executives, in accordance with the terms of the plans. Executive will be eligible for Paid Time Off in accordance with UnitedHealth Group’s policies. UnitedHealth Group reserves the right to amend or discontinue any plan or policy at any time in its sole discretion. In addition to the Company’s generally available benefits, UnitedHealth Group shall provide Executive, at UnitedHealth Group’s expense during the term of Executive’s employment, a $2 million face value term life insurance policy and a long-term disability policy which covers 60% of base salary in the event of a qualifying long-term disability, subject to the policy terms.
The following Section 2.D is added:
Stock Plan Award Program. Executive will be eligible to participate in UnitedHealth Group’s stock plan award program at UnitedHealth Group’s sole discretion and in accordance with the program’s terms and conditions. Executive’s initial annual stock plan award target will be $8,000,000; however, the grant value, frequency and terms of such stock plan grants, if any, are at UnitedHealth Group’s sole discretion.

Section 3 is deleted and replaced with the following:
Termination of Employment.
A.By Mutual Agreement. The parties may terminate Executive’s employment at any time by mutual agreement.
B.By UnitedHealth Group without Cause. UnitedHealth Group may terminate Executive’s employment without Cause upon 90 days’ prior written notice.
C.By UnitedHealth Group with Cause. UnitedHealth Group may terminate Executive’s employment at any time for Cause. “Cause” means Executive’s (a) material failure to follow UnitedHealth Group’s reasonable direction or to perform any duties reasonably required on material matters, (b) material violation of, or failure to act upon or report known or suspected violations of, UnitedHealth Group’s Code of Conduct, as amended from time to time, (c) conviction of any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Executive’s employment, (e) material breach of this Agreement, or (f) conduct that is materially detrimental to UnitedHealth Group’s interests. UnitedHealth Group will, within 120 days of discovery of the conduct, give Executive written notice specifying the conduct constituting Cause in reasonable detail and Executive will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.
D.By Executive without Good Reason. Executive may terminate Executive’s employment at any time for any reason, including due to Executive’s retirement.
E.By Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason, as defined below. Executive must give UnitedHealth Group written notice specifying in reasonable detail the circumstances constituting Good Reason, within 120 days of becoming aware of such circumstances, or such circumstances will not constitute Good Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, UnitedHealth Group will have 60 days to remedy such circumstances. “Good Reason” will exist if UnitedHealth Group takes any of the following actions, without Executive’s consent: (a) reduces Executive’s base salary or target bonus percentage other than in connection with a general reduction affecting a group of employees; (b) moves Executive’s primary work location more than 50 miles; or (c) makes changes that substantially diminish Executive’s duties or responsibilities.
F.Due to Executive’s Death or Disability. Executive’s employment will terminate automatically if Executive dies, effective as of the date of Executive’s death. UnitedHealth Group may terminate Executive’s employment due to Executive’s disability that renders Executive incapable of performing the essential functions of Executive’s job, with or without reasonable accommodation. Executive will not be entitled to Severance Benefits under Section 4 in the event of termination due to Executive’s death or disability.
Section 4.A is deleted and replaced with the following:
Circumstances under Which Severance Benefits Payable. Executive will be entitled to Severance Benefits only if Executive’s employment is terminated by UnitedHealth Group without Cause or if Executive terminates employment for Good Reason. Whether Executive has had a termination of employment will be determined in a manner consistent with the definition of “Separation from Service” under Section 409A of the Internal Revenue

Code of 1986 and its accompanying regulations (“Section 409A”) and will be referred to herein as a “Termination.” For purposes of this Agreement, Executive will be considered to have experienced a Termination as of the date that the facts and circumstances indicate that it is reasonably anticipated that Executive will provide no further services after such date or that the level of bona fide services that Executive is expected to perform permanently decreases to no more than 20% of the average level of bona fide services that Executive performed over the immediately preceding 36-month period. In consideration of the Severance Benefits in this Agreement, Executive waives any payments or benefits to which Executive otherwise might be or become entitled under any UnitedHealth Group severance plan or program.
Section 4.B is deleted and replaced with the following:
Severance Benefits. Subject to Section 4.C, Executive shall be entitled to the following Severance Benefits if Executive experiences a Termination under the circumstances described in Section 4.A above:
i.Two times Executive’s annualized base salary as of Executive’s Termination.
ii.Any bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding stock plan-related awards, payments under any long-term or similar benefit plan, or any other special or one-time bonus or incentive compensation payments); provided, however, that if termination occurs within two years following the Amendment Effective Date, the amount payable under this paragraph will be two times Executive’s target incentive.
iii.$12,000 lump sum payment, minus applicable deductions, to offset costs of COBRA, which amount will be paid within 60 days following Termination.
iv.Outplacement services consistent with those provided to similarly situated executives provided by an outplacement firm selected by UnitedHealth Group.
If Executive is a “Specified Employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by UnitedHealth Group) at the time of Executive’s Termination and any amount that would be paid to Executive during the six-month period following Termination constitutes “Deferred Compensation” (within the meaning of Section 409A), such amount shall not be paid to Executive until the later of (i) six months after the date of Executive’s Termination, and (ii) the payment date or commencement date specified in this Agreement for such payment(s). On the first regular payroll date following the expiration of such six-month period (or if Executive dies during the six-month period, the first payroll date following the death), all payments that were delayed pursuant to the preceding sentence shall be paid to Executive in a single lump sum and thereafter all payments shall be made as if there had been no such delay. All Severance Benefits described in Section 4.B.i and 4.B.ii shall be paid by, and no further severance compensation shall be paid or payable after, December 31 of the second calendar year following the year in which Executive’s Termination occurs.
Section 5.B is deleted and replaced with the following:
Confidential Information. Executive will be given access to and provided with sensitive, confidential, proprietary and trade secret information (“Confidential Information”) in the course of Executive’s employment. Examples of Confidential Information include: inventions; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; customer lists and information; and supplier and vendor lists and other information which is not generally available to the public. Subject to Section 5.G, Executive agrees not to disclose or use

Confidential Information, either during or after Executive’s employment with UnitedHealth Group, except as necessary to perform Executive’s UnitedHealth Group duties or as UnitedHealth Group may consent in writing.

Section 5.C is deleted and replaced with the following:

Non-Disparagement. Subject to Sections 5.G and 6.E, Executive agrees not to criticize, make any negative comments about or otherwise disparage UnitedHealth Group or those associated with it, whether orally, in writing or otherwise, directly or by implication, to any person or entity, including UnitedHealth Group customers or agents.

Section 5.E is deleted and replaced with the following:

Cooperation and Indemnification. Executive agrees to cooperate fully (i) with UnitedHealth Group in the investigation, prosecution or defense of any potential claims or concerns regarding UnitedHealth Group’s business about which Executive has relevant knowledge, including by providing truthful information and testimony as reasonably requested by UnitedHealth Group, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning UnitedHealth Group. UnitedHealth Group will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation. UnitedHealth Group will indemnify Executive, in accordance with applicable law, for all claims and other covered matters arising in connection with Executive’s employment.

The following Section 5.G is added:

Defend Trade Secrets Act Disclosure. Executive acknowledges that, by this Agreement, UnitedHealth Group has provided Executive with written notice that, pursuant to the DTSA, 18 U.S.C. § 1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to the individual’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Moreover, if an individual files a lawsuit for retaliation for reporting a suspected violation of law, the individual may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except under court order.

Section 6.E is deleted and replaced with the following:

Waivers; Other Rights. No party’s failure to exercise, or delay in exercising, any right or remedy under this Agreement will be a waiver of such right or remedy, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy. Nothing in this Agreement prohibits Executive from making disclosures that are protected under law or reporting violations of state or federal law or regulation to governmental agencies or entities.

Except as expressly set forth in this Amendment, the Employment Agreement remains in full force and effect according to its terms.

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United HealthCare Services, Inc.	Timothy Noel
By /s/ David Strauss	/s/Timothy Noel
Its SVP Total Rewards, PS
Date January 24, 2025	Date January 24, 2025